Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

DEERFIELD CAPITAL MANAGEMENT LLC

and

LUKE D. KNECHT

Dated as of September 30, 2010

i

TABLE OF CONTENTS
(Continued)

ii

ANNEXES AND EXHIBITS

ANNEX A:	CERTAIN ASSETS AND THE ELIGIBLE EMPLOYEES

ANNEX B:	BILL OF SALE

ASSET PURCHASE AGREEMENT, dated as of September 30, 2010, by and between Deerfield Capital Management LLC, a Delaware limited liability company (“Seller”), and Luke D. Knecht (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns a license to use certain proprietary software and related materials for managing the duration of investment portfolios and other assets (collectively, “Return Profile Management” or “RPM”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller wishes to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser desires to acquire from the Seller, the Acquired Assets, subject to certain liabilities;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Luke D. Knecht is entering into a termination agreement with Seller pursuant to which, among other things and subject to certain conditions, he has agreed to resign from his positions with Seller and its Affiliates effective as of the Closing (the “Termination Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals and the following terms, covenants, and conditions, the parties agree as follows:

ARTICLE I
DEFINITIONS

“Acquired Assets” means the Equipment, the Software and the Track Record, and all of Seller’s right, title and interest in RPM, including relevant databases and spreadsheets.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.3.

“Bill of Sale” means the bill of sale in substantially the form and substance attached hereto as Annex B.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning ascribed to it in Section 6.1(a).

“Closing Date” has the meaning ascribed to it in Section 6.1(a).

“Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Eligible Employees” has the meaning ascribed to it in Section 11.11.

“Equipment” means the computer hardware, equipment and peripherals, including desktop and laptop personal computers, listed on Annex A attached hereto.

“Excluded Assets” has the meaning ascribed to it in Section 2.2.

“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) foreign, federal, state, provincial, local, municipal or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization (including any securities exchange) or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (v) official of any of the foregoing.

“Initial Payment” means $150,000.

“Judgment” means any judgment, ruling, order, arbitral award or decree of any Governmental Entity.

“Knowledge” or “Know” and similar terms means (a) with respect to a natural person, the actual knowledge of such person as of the date of this Agreement, and (b) with respect to a person that is not a natural person, the actual knowledge, after reasonable inquiry, of any director, manager or executive officer of any such non-natural person as of the date of this Agreement.

“Law” means any writ, injunction, Judgment, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state or local government or any subdivision thereof, or of any Governmental Entity.

“Liabilities” means all liabilities or obligations of any kind or nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with United States generally accepted accounting principles, as in effect from time to time.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, easement, right of way, assessment, restriction and other encumbrance or claim of every kind.

“New Firm” has the meaning ascribed to it in Section 5.3(a).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Government Entity.

“Purchaser” has the meaning ascribed to it in the preamble.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Restricted Period” has the meaning ascribed to it in Section 5.3(a).

“Seller” has the meaning ascribed to it in the preamble.

“Seller’s Clients” has the meaning ascribed to it in Section 5.3(b).

“Software” means the perpetual, non-exclusive license to use certain software described in that certain ANALYSIS GROUP, INC./THEORETICS, INC. AGREEMENT RCM SYSTEM (Agreement No. 91202969) dated as of December 31, 1996, along with the data files associated with the Software, as such was assigned to Seller by Dresdner RCM Global Investors LLC (“DRCM”) pursuant to that certain assignment agreement dated as of May 24, 2002.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes imposed by any Governmental Entity and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Termination Agreement” has the meaning ascribed to it in the recitals.

“Third Party Consents” means all consents (or in lieu thereof waivers) from a third party to the performance by the applicable Person of its obligations under this Agreement and the other Transaction Documents or to the consummation or performance of the transactions contemplated hereby and thereby as are required under any Contract to which such Person is a party or any agreement by which any of the Acquired Assets are bound or which constitute any of the Acquired Assets.

“Track Record” means documentation to support the historic performance records of all portfolios managed by Seller with the use of RPM and related marketing materials and client correspondence and any documentation previously acquired by the Seller from DRCM relating to the operation of RPM.

“Transaction Documents” has the meaning ascribed to it in Section 3.2.

ARTICLE II
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1            Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser at the Closing, all of Seller’s right, title and interest in, to and under the Acquired Assets.   For the avoidance of doubt, the parties hereto agree that all accrued fees payable by RPM clients for the third quarter of 2010 shall be payable to the Seller.

Section 2.2            Excluded Assets.  Purchaser expressly understands and agrees that Purchaser is not acquiring from Seller, and Seller shall retain ownership of all right, title and interest in and to, any property or asset other than any right, title or interest in or to the Acquired Assets, including any interest in or right to use any logo, name, trademark or service mark presently or previously used by Seller or any of its Affiliates (including the name “Deerfield” and any related trademarks or service marks) (collectively, the “Excluded Assets”).  Purchaser further expressly understands and agrees that Seller retains the right to maintain copies of the Track Record and disclose the Track Record as necessary for legal, regulatory or accounting purposes.

Section 2.3            Assignment and Assumption of Certain Liabilities and Expenses.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall assign to Purchaser, and Purchaser shall (i) accept and assume from Seller and (ii) thereafter pay, perform and discharge in a timely manner when due all obligations with respect to and be liable for any and all Liabilities of Seller arising out of or in connection with the development, use or ownership of the Acquired Assets that were incurred or result from actions taken from and after the Closing Date, and any and all Liabilities expressly provided in this Agreement that are required to be borne by Purchaser, including Purchaser’s indemnification obligations under Section 9.3 (collectively, the “Assumed Liabilities”).

Section 2.4            Limited Warranty; Nonrecourse; Conveyance; Release.

(a)           THE CONVEYANCE OF ALL ACQUIRED ASSETS PURCHASED BY PURCHASER UNDER THIS AGREEMENT AND UNDER ANY CONVEYANCE DOCUMENT EXECUTED IN CONNECTION HEREWITH SHALL BE MADE, AS NECESSARY, BY SELLER’S ASSIGNMENT OR BILL OF SALE, IN “AS IS” AND “WHERE IS” CONDITION, AND WITHOUT ANY

REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ACQUIRED ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE, ENVIRONMENTAL CONDITION, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), CONDITION OF PROPERTY OR ANY OTHER MATTER, AND PURCHASER SHALL NOT BE ENTITLED TO RELY ON ANY REPRESENTATION OR WARRANTY WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT.

(b)           Purchaser shall execute and deliver to Seller, and Seller shall execute and deliver to Purchaser such further instruments and documents of conveyance (in form and substance reasonably satisfactory to Seller and Purchaser) as shall be reasonably necessary to vest in Purchaser the full legal and equitable title of Seller in and to the Acquired Assets, free and clear of all Liens.

(c)           On and after the Closing Date, Purchaser shall execute, acknowledge and deliver to Seller all such acknowledgements and other instruments as Seller shall reasonably request (in form and substance reasonably satisfactory to Purchaser and Seller) to effectively relieve and discharge Seller when due from any of the Assumed Liabilities.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.1            Organization and Powers.  Seller is a limited liability company, duly organized and validly existing under the laws of Delaware.  Seller has the requisite limited liability company power and authority to own or lease and operate the Acquired Assets.

Section 3.2            Corporate Authority.  Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, the Termination Agreement and any other documents, agreements or instruments expressly contemplated by this Agreement (collectively, the “Transaction Documents”) to which Seller is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Seller and no further limited liability company action on the part of Seller is necessary to approve this Agreement or any of the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and as of the Closing Date, each of the other Transaction Documents to which Seller is a party will have been, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by

Purchaser and each of the other Transaction Documents to which it is a party by Purchaser, this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Seller is a party will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 3.3            No Conflicts.  Neither the execution or delivery by Seller of this Agreement or any other Transaction Document to which Seller is a party nor the performance of the transactions contemplated hereby or thereby to be performed by either of them shall (a) violate the certificate of formation or limited liability company agreement of either of them, (b) violate any applicable Law or (c) require any consent or other action by any Person, including without limitation any Third Party Consent, under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which either of them is entitled under any provision of any agreement or other instrument binding upon Seller, except in the case of clauses (b) and (c) as to matters which would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations hereunder or under any of the other Transaction Documents to which it is a party.

Section 3.4            Absence of Certain Liens and Litigation.  Seller and its controlled Affiliates have not created a Lien on, sold, licensed or otherwise conveyed any of its rights, title or interest in or to any of the Acquired Assets.  To the Knowledge of Seller, there are no Liens on the Acquired Assets and there is no Litigation that is pending or threatened involving or related to the Acquired Assets.

Section 3.5            Disclaimer of other Representations and Warranties.  Except as expressly set forth in this Article III, neither Seller nor any of its Affiliates makes any representation or warranty, express or implied, relating to the Acquired Assets or any other matter, including any representation or warranty as to merchantability, habitability, profitability, future performance, fitness for a particular purpose or non-infringement.  All of such additional representations and warranties are hereby disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1            No Conflicts.  Neither the execution or delivery by Purchaser of this Agreement or any other Transaction Document to which Purchaser is a party nor the performance of the transactions contemplated hereby or thereby to be performed by it shall (a) violate any Law applicable to Purchaser or (b) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding upon Purchaser, except as to matters which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or under any of the other Transaction Documents; provided, that, for greater clarity, nothing in this Section 4.1 shall be deemed to constitute a representation or warranty as to whether a Third Party Consent is required under any of the Acquired Assets for Purchaser to accept the sale, conveyance, transfer, assignment or delivery of all of Seller’s right, title and interest therein.

Section 4.2            Consents and Approvals.  Purchaser is not required to obtain any approval or any Third Party Consents in connection with (a) Purchaser’s execution and delivery of this Agreement or any Transaction Document to which it is a party or (b) the consummation by Purchaser of the transactions contemplated hereby or thereby.

Section 4.3            Absence of Certain Liabilities and Litigation.  To the Knowledge of Purchaser, there are no Liabilities of Seller or any of its Affiliates created with the authorization or at the direction of Purchaser arising out of or in connection with the development, use or ownership of the Acquired Assets and there is no Litigation that is pending or threatened involving or related to, directly or indirectly, the Acquired Assets.

Section 4.4            No Other Representations and Warranties; Estimates, Projections and Other Predictions.Purchaser is an informed and sophisticated purchaser, experienced in the evaluation and purchase of property and assets such as the Acquired Assets as contemplated hereunder.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.  Purchaser acknowledges that Seller has given Purchaser complete and open access to the Acquired Assets and the key employees and books and records related thereto.  Purchaser will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Purchaser understands that any cost estimates, projections or other predictions which have been provided to it are not and shall not be deemed to be representations or warranties of Seller.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that Purchaser shall have no claim against anyone with respect thereto.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1            Cooperation.  Subject to the terms and conditions of this Agreement, and unless another standard of efforts is expressly set forth in this Agreement, Seller and Purchaser shall cooperate with each other and use their respective commercially reasonable efforts to consummate the transactions contemplated by this Agreement, and each shall take all commercially reasonable actions necessary to accomplish such transactions.

Section 5.2            Use of Names, Trademarks, Service Marks and Technology Systems.

(a)           Subject to Section 5.2(c), no interest in or right to use any logo, name, trademark or service mark presently or previously used by Seller or any of its Affiliates (including the name “Deerfield” and any related trademarks or service marks) is being conveyed pursuant to this Agreement.

(b)           Subject to Section 5.2(c), Purchaser agrees that after the Closing Date neither it nor any of its Affiliates shall use or authorize others to use the name “Deerfield” or any related trademarks or service marks or any similar name, trademark or service mark indicating affiliation after the Closing with Seller or any of its Affiliates, in connection with any business activity engaged in by Purchaser or any of its Affiliates.

(c)           As promptly as practicable following the Closing Date and except as otherwise agreed by Seller in writing, Purchaser shall (i) commence the removal of Seller’s trade names, names (including any reference to “Deerfield” or any similar name indicating affiliation after Closing with Seller or any of its Affiliates), trademarks or service marks, logos, insignia, slogans, emblems, symbols, designs, and other identifying characteristics (“Names”) from the Acquired Assets, and from all printed materials and related business literature and (ii) not make reference to “Deerfield” or Seller or any of its Affiliates in its marketing, solicitation or client materials other than to factually reference (A) Purchaser’s period of employment at Seller, (B) the period during which RPM was operated by Seller, (C) Seller’s continuing interest in the revenue related to RPM and (D) the terms of this Agreement which have been publicly disclosed.

(d)           Except as specifically provided in this Agreement, neither Seller nor any of its Affiliates shall have any obligation to provide any services (transition or otherwise) to Purchaser in respect of the Acquired Assets or any other matter.  For a period of three months following the Closing Date, upon reasonable advance notice from Purchaser, Seller will use commercially reasonable efforts to provide Purchaser, at Purchaser’s sole cost and expense and during normal business hours, with reasonable consulting services related to matters concerning the manner in which the Software functioned within Seller’s information technology systems (it being acknowledged that Seller shall not have any obligation to provide such consulting services to the extent doing so would unreasonably interfere with the business or operations of Seller or to make available any particular employee of Seller to provide such consulting services).

Section 5.3            Limitations.

(a)           Purchaser will have the right to affiliate with any other investment management firm (a “New Firm”) for the purpose of continuing to offer RPM to existing RPM clients of Seller and other prospective clients; provided that an affiliation with any New Firm during the one year period following Closing Date (the “Restricted Period”) shall be require the Seller’s prior written consent, not to be unreasonably withheld.

(b)           Purchaser will not solicit any client of the Seller (“Seller’s Clients”) for any product other than RPM without the Seller’s prior written consent during the Restricted Period.  Purchaser and Seller shall agree in writing upon a list of Seller’s Clients prior to Closing.  During the Restricted Period, any New Firm shall be prohibited from soliciting the Seller’s Clients for investments in high yield bonds and bank loans, residential mortgage backed securities and asset backed securities and structured products secured by any of the preceding classes of assets unless the New Firm had a pre-existing relationship with such Seller’s Client.

(c)           Purchaser will not sell, convey, transfer, assign or deliver or cause to be sold, conveyed, transferred, assigned or delivered any of Purchaser’s right, title or interest in, to and under the Acquired Assets, or any of the economics related thereto, to another Person without securing such Person’s written agreement, in form and substance reasonably acceptable to the Seller, to abide by the terms and provisions of the Transaction Documents, including, without limitation, the obligations under this Article V and Section 6.4 of this Agreement.

(d)           Seller will not acquire, build or offer an investment product with a strategy substantially similar to that of RPM (i.e., duration management in the U.S. Treasury bond market or similar markets for government debt issued by G-7 countries) nor solicit existing RPM clients for such a product during the Restricted Period; provided, however, that Seller shall be permitted to solicit existing RPM clients for investments in other investment products offered by Seller as of the Closing Date .  After the Restricted Period, nothing in any Transaction Document shall be construed to prohibit or otherwise limit or restrict the ability of Seller or its Affiliates to engage or participate in (including as an owner, partner, member, shareholder, investor, financing source, manager, adviser, agent or otherwise), or render services for, any Person or entity engaged in any asset management of related business.

(e)           During the three months following the Closing Date, Purchaser shall use reasonable efforts to cooperate in Seller’s efforts to introduce other investment products managed or to be managed by Seller to existing RPM clients, including by making introductions of senior personnel of the Seller, provided that such investment products do not compete with products managed by any New Firm.

(f)            During the twenty-four months following the Closing Date, Seller shall use reasonable efforts to promptly refer any inquiries regarding the RPM product to the Purchaser.

Section 5.4            Bulk Sales Laws.  Each of the parties hereby waives compliance with all applicable provisions of the “bulk sales” or similar laws of any jurisdiction and all bulk sales tax provisions in all states.

Section 5.5            Transition Assistance.  Seller shall, and shall cause its Affiliates to, cooperate reasonably with Purchaser and otherwise take such actions as may be reasonably requested by Purchaser in connection with the transfer of the Track Record to the Purchaser during the sixty days following the Closing Date.

Section 5.6            Certain Tax Matters.

Seller and Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return related to, or with respect to, the Acquired Assets, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes arising from, or with regard to, the Acquired Assets.  The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld.

Section 5.7            Possession.  Purchaser shall be permitted to take possession of, and use and otherwise enjoy all of Seller’s rights, title and interest in all of the Acquired Assets immediately following the Closing.  Immediately following the Closing, Seller shall take, and shall cause its Affiliates to take, such steps as may be required to put Purchaser in actual possession and operating control of the Acquired Assets.

ARTICLE VI
OBLIGATIONS OF PARTIES ON THE CLOSING DATE

Section 6.1            Closing Date and Place.

(a)           Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the sale and purchase of the Acquired Assets and the assumption and assignment of the Assumed Liabilities (the “Closing”) shall take place at the offices of Seller in Rosemont, Illinois on the date hereof (the “Closing Date”).  The transfer of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities, if any, by Purchaser shall be deemed to occur at 10:00 a.m. on the Closing Date.

(b)           Any deliveries, assignments, or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement (and where no time is specified, on or before the close of business on the date specified) and in the manner and place specified in this Agreement.

Section 6.2            Obligations of Purchaser on the Closing Date.  Subject to the satisfaction or waiver of all conditions precedent to Purchaser’s obligations and the simultaneous delivery by Seller of all items required under Section 6.3, Purchaser shall deliver to Seller at the Closing:  (a) the Initial Payment; and (b) duly executed copies of the Bill of Sale and Termination Agreement and such other documents as Seller may reasonably request and are necessary or appropriate to consummate the transactions contemplated by this Agreement.

Section 6.3            Obligations of Seller on the Closing Date.  Subject to the satisfaction or waiver of all conditions precedent to Seller’s obligations and the simultaneous delivery by Purchaser of all items required under Section 6.2, Seller shall deliver or cause to be delivered, as applicable, to Purchaser at the Closing:  duly executed copies of the Bill of Sale and Termination Agreement and such other documents as Purchaser may request and are necessary or appropriate to consummate the transactions contemplated by this Agreement.

Section 6.4            Additional Payments.  Following the Closing Date, the Purchaser shall make (a) five annual payments to the Seller each in an amount equal to (i) the annual gross revenues earned by Purchaser, any New Firm and/or any Affiliate thereof relating to RPM and derived from RPM clients of Seller existing as of the Closing Date (and any Affiliates of such clients) during each of the five consecutive 12-month periods following the Closing Date multiplied by (ii) 20%, payable in each case within 30 days of the applicable anniversary of the Closing Date (or, if any applicable payments from any RPM client are not received within 30 days, within five days after receipt solely with respect to such payment) and (b) a one-time payment equal to (i) the gross revenues relating to RPM and derived from all RPM clients of Purchaser, any New Firm and/or any Affiliate thereof (other than those RPM clients of Seller existing as of the Closing Date (and any Affiliates of such clients)) earned by Purchaser, any New Firm and/or any Affiliate thereof during the fifth 12-month period following the Closing Date multiplied by (ii) 10%, payable within 30 days of the fifth anniversary of the Closing Date (or, if any applicable payments from any RPM client are not received within 30 days, within five days after receipt solely with respect to such payment); provided, however, that any payment pursuant to Section 6.4(a) of this Agreement relating to the first 12-month period after the Closing Date shall be reduced by the amount of the Initial Payment (not less than zero).  Within 10 Business Days of the end of each calendar quarter following the Closing Date, Purchaser shall deliver to Seller copies of the quarterly invoice for management fees prepared for each of the RPM clients of Seller existing as of the Closing Date (and any Affiliates of such clients) or, if copies of such invoices are not available, an estimate of such management fees.  The copies of the fourth quarterly invoices for each 12-month period following the Closing Date shall be accompanied by the Purchaser’s payment required by Section 6.4(a) of this Agreement.  The Purchaser’s payment required by Section 6.4(b) of this Agreement shall be accompanied by a computation of the payment in a form similar to the one used by Purchaser to invoice RPM clients for management fees.  Unless Seller notifies Purchaser within 30 days of receipt of an annual payment that Seller disputes the amount of such payment, then such payment shall be deemed to be final.  Any Seller disputes shall be resolved by mutual agreement of Seller and Purchaser or, if they fail to agree following discussions for a reasonable period of time, by an accounting, investment banking, valuation or appraisal firm designated mutually by Seller and Purchaser, one half of whose fees shall be paid by each of Seller and Purchaser.

ARTICLE VII
CONDITIONS TO PURCHASER’S OBLIGATION
TO CONSUMMATE THE TRANSACTION

The obligations of Purchaser under this Agreement are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 7.1            Representations and Warranties.  The representations and warranties of Seller contained in this Agreement that are not qualified by a materiality standard shall be true and correct in all material respects and the representations and warranties of Seller contained in this Agreement that are qualified by a materiality standard shall be true and correct in all respects, in each case, on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing (or, if given as of a specific date, at and as of such date).

Section 7.2            Compliance with Covenants.  The covenants required to be performed by Seller at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

Any conditions specified in this Article VII may be waived by Purchaser; provided, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

ARTICLE VIII
CONDITIONS TO SELLER’S OBLIGATION
TO CONSUMMATE THE TRANSACTION

The obligations of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 8.1            Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement that are not qualified by a materiality standard shall be true and correct in all material respects, and the representations and warranties of Purchaser contained in this Agreement that are qualified by a materiality standard shall be true and correct in all respects, in each case, on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing (or, if given as of a specific date, at and as of such date).

Section 8.2            Compliance with Covenants.  The covenants required to be performed by Purchaser at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

Section 8.3            Termination Agreement.  No portion of the Termination Agreement, including any release thereunder, shall have been revoked.

Any conditions specified in this Article VIII may be waived by Seller; provided, that no such waiver shall be effective unless it is set forth in writing executed by Seller.

ARTICLE IX
INDEMNIFICATION

Section 9.1            Survival.  The representations and warranties contained in this Agreement shall survive the Closing for a period of one year, except that the representations and warranties set forth in Sections 3.1, 3.2 and 3.3 and Sections 4.1, and 4.2  shall survive indefinitely, and the representations and warranties set forth in Section 4.3 shall survive until the date which is ninety (90) days after the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension (whether automatic or with permission) thereof).  Unless a specific period is set forth in this Agreement (in which event such specified period shall control), all other covenants and agreements contained in this Agreement which are required to be performed after the Closing shall survive the Closing and remain in effect indefinitely.

Section 9.2            Indemnification by Purchaser.  From and after the Closing, subject to the terms and limitations set forth herein, Purchaser shall indemnify, defend and hold harmless Seller, each of its Affiliates, and each of their Representatives (together, the “Seller Indemnified Parties”), from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or the Bill of Sale;

(b)           any breach of any covenant or undertaking of Purchaser contained in this Agreement or the Bill of Sale; or

(c)           (i) any liability or obligation of any nature or kind, known or unknown, fixed, accrued, absolute or contingent or any claim, demand or condition to the extent related to the Acquired Assets that is incurred or results from actions taken from and after the Closing (other than by reason of the breach of any representation or warranty or covenant of Seller in this Agreement or any failure by Seller or its Affiliates to obtain any Third Party Consent), and (ii) any Assumed Liabilities.

Section 9.3            Limitations on Indemnification; Exclusive Remedy.

(a)           Following the Closing, the provisions of this Article IX shall be the exclusive remedy for any and all claims relating to the subject matter of this Agreement or any of the other Transaction Documents, except for fraud and any injunctive or other equitable remedy to which either party may be entitled.

(b)           To the extent that Seller or Purchaser shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include (i) consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts) or (ii) any damages measured by lost profits, lost revenues, multiple of earnings, business interruption, cost of capital or loss of business reputation or opportunity, in any case for any breach or default under, or any act or omission arising out of or resulting from, this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, under any form of action whatsoever, whether in contract or otherwise (other than indemnification for fraud or for amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required).

ARTICLE X
TERMINATION

Intentionally Omitted.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1          Entire Agreement; Modification; Waiver.  This Agreement, including all Annexes hereto, the other Transaction Documents and the documents referred to herein constitutes the entire agreement of the parties pertaining to the subject matter contained herein and this Agreement supersedes all prior or contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment to, or waiver of this Agreement shall be binding unless executed in writing by Seller and Purchaser.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.2          Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed in two or more counterparts (by facsimile or otherwise), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.3          Interpretation.  When a reference is made in this Agreement to Annexes, such reference shall be to an Annex to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.4          Payment of Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.5          GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRED THE APPLICATION OF ANY OTHER LAW.

(b)           EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)           PURCHASER AND SELLER EACH IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE COURTS OF THE STATE OF ILLINOIS, COOK COUNTY, AND (II) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS AND ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (AND EACH AGREES THAT NO SUCH ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS SHALL BE BROUGHT BY IT OR ANY OF ITS AFFILIATES EXCEPT IN SUCH COURTS).  EACH OF PURCHASER AND THE SELLER FURTHER AGREES THAT THE SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PERSON’S RESPECTIVE ADDRESS SET FORTH IN SECTION 11.6 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN ILLINOIS WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH ABOVE IN THE IMMEDIATELY PRECEDING SENTENCE.  EACH OF PURCHASER AND SELLER IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN (I) THE COURTS OF THE STATE OF ILLINOIS, COOK

COUNTY OR (II) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 11.6          Addresses of Notice.  All notices, requests, demands and other communications provided for under this Agreement and under the related documents shall be in writing (including telegraphic communication) and mailed (by registered or certified mail, return receipt requested, or delivered by Federal Express or other similar express overnight delivery service), or telegraphed, telecopied or delivered to the applicable party at the addresses indicated below.

If to Purchaser:	Luke Knecht
285 West Westminster Road
Lake Forest, IL 60045

If to Seller:
Deerfield Capital Management LLC
6250 North River Road, 12th Floor
Rosemont, Illinois 60018
Attention: General Counsel
Facsimile: (771) 380-1695

or, to each party, at such other address that party designates in a written notice to the other party in accordance with this section.  All such notices, requests, demands or other communications shall be deemed delivered (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed, (ii) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine, (iii) if sent by reputable overnight courier, one Business Day after delivery to such courier, or (iv) if sent by mail, three Business Days following deposit in the United States mail, postage prepaid, certified mail, return receipt requested.

Section 11.7          Intentionally Omitted.

Section 11.8          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.9          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in (i) the courts of the State of Illinois, Cook County or (ii) the United States District Court for the Northern District of Illinois, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.10       Rules of Construction.  The parties to this Agreement agree that they have been represented by counsel, or had the opportunity to be represented by counsel, during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.11       Employees and Agents of Seller.  Purchaser is under no legal obligation to employ any personnel formerly employed by Seller.  However, after the Closing Date, Purchaser may, but shall not be required to, offer employment to those Employees set forth on Annex A hereto and, except as provided in this Agreement and the Termination Agreement, each such individual shall have the right, but only to the extent necessary, to accept such employment without breaching any non-competition, non-solicitation or non-hire covenant or confidentiality obligations solely with respect to the Acquired Assets made by him or her in favor of Seller or its Affiliates or incurring any obligation to Seller or its Affiliates (the “Eligible Employees”), who shall be third party beneficiaries of this Section 11.11); provided, however, that Purchaser shall require, or cause any New Firm to require, that a condition to any Eligible Employee’s acceptance of an offer of employment by Purchaser or any New Firm be that such Eligible Employee release Seller from any obligation to provide severance to such Eligible Employee and waive any right to severance from Seller related to such Eligible Employee’s departure from Seller, in each case upon terms acceptable to Seller.

Section 11.12       Remittances.  Seller shall use commercially reasonable efforts to cause all remittances, mail and other communications relating to the Acquired Assets, Assumed Liabilities or the Purchaser received by Seller after the Closing Date to be promptly forwarded to Purchaser.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

DEERFIELD CAPITAL MANAGEMENT LLC

By:	/s/ Robert A. Contreras
	Name:	Robert A. Contreras
	Title:	General Counsel

PURCHASER:

LUKE D. KNECHT

By:	/s/ Luke D. Knecht

ANNEX A

ASSETS AND ELIGIBLE EMPLOYEES

Assets

1.                                      Knecht’s laptop computer, external monitor and all locally installed software and data files (excluding anything specific to Seller and not relevant to the operation of the RPM product or servicing of the RPM clients).

2.                                      Frye’s trading desk computer, monitors and all locally installed software and data files (excluding anything specific to Seller and not relevant to the operation of RPM or the servicing of the RPM clients).

3.                                      Knecht’s trading desk computer, monitors and all locally installed software and data files (excluding anything specific to Seller and not relevant to the operation of the RPM product or servicing of the RPM clients).

4.                                      The Synopsis software license and all installs of the software and the associated files necessary to make the software function (Knecht’s laptop, Frye’s trading desk computer and Knecht’s trading desk computer)

5.                                      All RATs software, licenses and related data files as contained on the above mentioned computers and network T drive

6.                                      All data files necessary for the Synopsis and RATs software to function (files located on the T drive under the directory DDM

7.                                      All spreadsheets relating to the historic results or simulated results of DDM and RPM as contained in the network T drive under the DDM directory in various sub-folders

8.                                      All Power Point, Word documents, PDF files and Excel files containing client update or marketing material specific to RPM including those on the T drive under the DDM directory as well as those on the Presentations Drive in the directory Marketing/RPM

9.                                      Hard copy RPM client files maintained by Knecht

10.                               Hard copy of historic presentations to RPM clients and prospects

11.                               All manuals and other documentation regarding Synopsis and RATs whether in electronic (MS Word, PDF, Excel, Power Point or Access) or hard copy form.

12.                               Hard copies of all client contracts and correspondence relating to RPM maintained by Legal and Accounting

13.                               Copies of all client records necessary to support the historic performance record of RPM including the records acquired by Seller when it acquired the product from RCM and copies of all month-end RPM custodial statements.

14.                               Microsoft Outlook PST files for Knecht and Frye including contacts

15.                               Copies of RPM daily trading records

Eligible Employees

Christine Frye

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ANNEX B

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and entered into as of [date], 2010, by and between Deerfield Capital Management LLC, a Delaware limited liability company (“Seller”), and Luke D. Knecht (“Purchaser”).  Unless otherwise defined herein, all capitalized terms used in this Bill of Sale shall have the respective meanings ascribed to them in the Agreement (defined below).

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of [  ], 2010 (the “Agreement”), by and between Seller and Purchaser, Purchaser has agreed to purchase from Seller, and Seller has agreed to sell and deliver to Purchaser, all of its right, title and interest in and to the Acquired Assets.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Seller, Seller does hereby sell, convey, assign, transfer and deliver to Purchaser, and its successors and assigns, all of Seller’s right, title and interest in and to the Acquired Assets.

In accordance with the Agreement, the Acquired Assets shall not include, and Purchaser is not acquiring from Seller, any of the Excluded Assets, and Seller shall retain ownership of all right, title and interest in and to the Excluded Assets.

Seller covenants and agrees with Purchaser that Seller will from time to time execute, acknowledge and deliver such other and further instruments and will take such other action as may be necessary or desirable to carry out more effectively the transfer of the Acquired Assets provided for herein.

Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than Purchaser and its successors and permitted assigns, any remedy or claim under or by reason of this instrument or any agreements, covenants or terms hereof, and all the agreements, covenants and terms contained in this instrument shall be for the sole and exclusive benefit of Purchaser and its successors and permitted assigns.

This Bill of Sale shall inure to the benefit of and be binding upon and enforceable against Seller, Purchaser and their respective successors and permitted assigns.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws principles thereof that would require the application of any other law.

EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO

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THE ASSETS OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, HABITABILITY, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND THE PURCHASE AND SALE OF THE ASSETS IS BEING MADE ON AN “AS IS, WHERE IS” BASIS.

The terms of the Agreement (including the definitions and usage provisions) are incorporated herein by reference and will not be superseded, modified, replaced, amended, changed, rescinded or otherwise affected by this Bill of Sale, but will remain in full force and effect to the full extent provided therein.  If there is any inconsistency between the Agreement and this Bill of Sale, the Agreement will control and govern.

This Bill of Sale may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

This Bill of Sale may be executed in any number of counterparts (including by facsimile or otherwise), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

This Bill of Sale is given pursuant to the Agreement, and, except as herein otherwise provided, the transfer of the property hereunder is made subject to the terms and provisions of the Agreement.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized office of Seller as of the date first written above.

DEERFIELD CAPITAL MANAGEMENT LLC

By:
Name:
Title:

AGREED AND ACCEPTED:

LUKE D. KNECHT

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